Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-275461) on Form S-3 of our reports dated February 12, 2026, with respect to the consolidated financial statements of Diebold Nixdorf, Incorporated and the effectiveness of internal control over financial reporting.

/s/  KPMG LLP

Cleveland, Ohio
February 12, 2026